Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of ALE Group Holding Limited on the post- effective amendment No. 21 to Form F-1 of our report dated August 3, 2022 with respect to our audits of the consolidated financial statements of ALE Group Holding Limited as of March 31, 2022 and for the year ended March 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

We were dismissed as auditors on November 21, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

April 15, 2024